Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-67450, 33-51490, 333-85669, 333-127765, 333-26781, 333-88356 and 333-115619) on Form S-8 of Jack in the Box Inc. of our reports dated December 7, 2005, with respect to the consolidated balance sheets of Jack in the Box Inc. as of October 2, 2005 and October 3, 2004, and the related consolidated statements of earnings, cash flows, and stockholders’ equity, for the fifty-two weeks ended October 2, 2005, fifty-three weeks ended October 3, 2004, and fifty-two weeks ended September 28, 2003, management’s assessment of the effectiveness of internal control over financial reporting as of October 2, 2005 and the effectiveness of internal control over financial reporting as of October 2, 2005, which reports appear in the October 2, 2005 annual report on Form 10-K of Jack in the Box Inc.
KPMG LLP
San Diego, California
December 7, 2005